Genasys

Interoffice Memo

Date: December 24, 2025

To: Cassandra Monteon

From: Richard Danforth

RE: Promotion and Increase

I am pleased to offer you a promotion to Chief Financial Officer recognizing your contribution to the goals and objectives of the Company.

I am also pleased to communicate to you that effective December 15, 2025, you will receive an increase, bringing your bi-weekly salary to $10,576.92 (or $275,000 on an annualized basis).

You will be eligible to participate in an annual cash bonus plan (100% of target bonus equals 50% of your annual salary) with the below terms:

Performance measure and weighting	50% of target bonus	100% of target bonus	200% of target bonus

	85% of [***]	[***]	135% of [***]
33.333% Bookings	$[***]	$[***]	$[***]
33.333% Revenues	$[***]	$[***]	$[***]
33.333% Adj. EBITDA	$[***]	$[***]	$[***]

If less than 85% of [***] is met with respect to all three performance measures, no bonus is payable. If 85% of [***] is met, you will receive 50% of the target bonus. If 100% of [***] is met, you will receive 100% of the target bonus. If 135% of [***] is met, you will receive 200% of the target bonus.

If [***] is met at a level higher than 85% but lower than 100%, your bonus will be calculated on a pro rata basis, with every percentage increase in [***] achievement corresponding to an increase of approximately [***]% in your bonus. If [***] is met at a level higher than 100% but lower than 135%, your bonus will be calculated on a pro rata basis, with every percentage increase in [***] achievement corresponding to an increase of approximately [***]% in your bonus. In no event will you receive a bonus payout under this calculation of more than 200% of your target bonus amount.

You will also be granted 70,000 RSUs. 35,000 shares will be time vested over 3 years and 35,000 shares will be performance-based shares based on the [***]. The metrics for the performance shares are equally weighted 1/3 each and are 1) Paying off [***], 2) Achieving [***] ARR of $[***] and 3) Achieving Revenue of $[***]. If 85% achievement of Revenue or ARR is met, you will receive 50% of the targeted RSUs with the remaining 50% earned on achievement from 85% to 100% on a linear basis. Your RSU grants will be subject to change in control provisions contained in the Change in Control Severance Benefit Plan, which is attached hereto.

In the event Executive’s employment shall be terminated by the Company without Cause or by Executive for Good Reason, (A) the Company shall, during the Severance Period, pay to Executive in equal installments, an amount equal to six (6) months of Executive’s Annual Base Salary in effect at the Date of Termination and (B) the Company shall pay to Executive a pro-rata share of the Annual Cash Bonus to which Executive would have become entitled had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs (i.e., calculated based on the extent to which the Company performance goals for such Annual Cash Bonus have been achieved for such fiscal year), paid in a lump sum no later than one hundred twenty (120) days following the end of the fiscal year in which Executive’s termination occurs and in any event concurrent with payment of annual cash bonuses to other senior executive officers of the Company.

I look forward to your continued contribution and commitment to Genasys Inc. On behalf of the entire management team, congratulations and thank you for your hard work.

/s/ Richard Danforth /s/ Cassandra Hernandez-Monteon

Richard Danforth Cassandra Monteon

Chief Executive Officer Chief Financial Officer